Exhibit 3.3
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COVALENT GROUP, INC.
Covalent Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is Covalent Group, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on May 18, 2020 under the name Covalent Group, Inc.
SECOND: That Article FIRST of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“FIRST.    The name of the Corporation is
Pattern Group Inc.”
FOURTH: That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and the holders of the requisite number of shares of capital stock of the Corporation in accordance with the provisions of Sections 228 and 242 of General Corporation Law and the applicable provisions of the Amended and Restated Certificate of Incorporation.
FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
SIXTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective upon its filing with the Secretary of State of the State of Delaware.
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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in the name and on behalf of the Corporation as of this 27th day of November, 2024.

By	/s/ David Wright
Name:	David Wright
Title:	President